Exhibit 11.2

Consent of Financial Advisor

We hereby consent to the inclusion in the Proxy Statement / Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of The Landrum Company, of our opinion dated January 29, 2016 regarding the fairness of the merger from a financial point of view.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement / Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

/s/ James D. Walker, Jr., Vice President
Mercer Capital Management, Inc.

Memphis, Tennessee

Date: August 15, 2016